Exhibit 99.1

News Release

MMC EXTENDS EMPLOYMENT CONTRACT OF CEO BRIAN DUPERREAULT

NEW YORK, September 21, 2009 — Marsh & McLennan Companies, Inc. (MMC) today said it has reached agreement with President and CEO Brian Duperreault to extend his employment with MMC through January 2014. Mr. Duperreault was named President and CEO of MMC on January 30, 2008.

“I am extremely pleased to announce this positive development,” said Stephen R. Hardis, Chairman of MMC’s Board of Directors. “Since arriving at MMC, Brian Duperreault has done a tremendous job – not only in stabilizing the Marsh & McLennan franchise but in leading the company through one of the worst economic periods in the past century. In a very short timeframe, he has proven his ability to produce results at MMC. This contract extension will allow Brian to bring the initiatives he has already begun through to completion.

“On behalf of the Board of Directors, let me say we are very pleased with his performance thus far and look forward to his continued leadership,” Mr. Hardis said.

Under the terms of the new agreement, Mr. Duperreault’s employment with MMC is extended an additional three years to January 29, 2014; the original term of employment was scheduled to expire on January 29, 2011. The agreement also is intended to help provide for an orderly transition if Mr. Duperreault’s successor is identified prior to the end of Mr. Duperreault's employment term.

Mr. Duperreault commented: "I am grateful to the Board for their confidence in me. I, in turn, have the utmost confidence in the hardworking people of Marsh & McLennan; they are the foundation on which we are rebuilding this great company.”

Prior to joining MMC, Mr. Duperreault served as CEO of ACE Limited, the Bermuda-based insurer MMC helped found in 1985, from 1994 to 2004. He then served as Chairman of the Board from 2004 to 2007. Under his leadership, ACE grew from a boutique catastrophe insurance specialist into a global multi-line commercial enterprise. He presided over significant organic growth as well as the acquisition of several businesses, including the 1999 acquisition of Cigna’s property and casualty business. Prior to ACE, Mr. Duperreault was with American International Group for more than 20 years, holding numerous positions and eventually rising to become Executive Vice President of AIG Foreign General Insurance and Chairman and Chief Executive of AIG’s American International Underwriters (AIU), which comprised all of AIG’s non-U.S. commercial business.

MMC is a global professional services firm providing advice and solutions in the areas of risk, strategy and human capital. It is the parent company of a number of the world’s leading risk experts and specialty consultants, including Marsh, the insurance broker and risk advisor; Guy Carpenter, the risk and reinsurance specialist; Mercer, the provider of HR and related financial advice and services; Oliver Wyman, the management consultancy; and Kroll, the risk consulting firm. With approximately 53,000 employees worldwide and annual revenue of $11 billion, MMC provides analysis, advice and transactional capabilities to clients in more than 100 countries. Its stock (ticker symbol: MMC) is listed on the New York, Chicago and London stock exchanges. MMC’s website address is www.mmc.com.

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